As filed with the Securities and Exchange Commission on April 23, 2015

Registration Statement No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RMG NETWORKS HOLDING CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	7389	27-4452594
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

15301 Dallas Parkway

Suite 500

Addison, Texas 75001

(800) 827-9666

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Robert Michelson
Chief Executive Officer

15301 Dallas Parkway

Suite 500

Addison, Texas 75001

(800) 827-9666

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

With a Copy to:

Ameer Ahmad, Esq.

Jason T. Simon, Esq.

Greenberg Traurig, LLP

77 West Wacker

Suite 2500

Chicago, IL 60601

(312) 456-8400

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	26,238,095	$1.36	$35,683,810	$4,147

(1)

24,999,999 of the shares being registered hereunder represents the shares of common stock issuable upon the conversion of 249,999.99 shares of the registrant’s Series A Convertible Preferred Stock, which are automatically convertible upon stockholder approval of the issuance of shares of common stock. The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the registrant’s common stock on April 20, 2015, as reported on the Nasdaq Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED APRIL 23, 2015

PRELIMINARY PROSPECTUS

Common Stock

This prospectus relates to the resale of up to 26,238,095 shares of our common stock (the “Shares”), which may be offered for sale from time to time by the selling stockholders named in this prospectus. 24,999,999 of the Shares represent shares of common stock issuable upon the conversion of 249,999.99 shares of our Series A Convertible Preferred Stock, which are automatically convertible upon receipt of Stockholder Approval (as defined below).

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Shares in a number of different ways and at varying prices.  See “Plan of Distribution” beginning on page 14 of this prospectus for more information.

Our common stock is traded on the Nasdaq Global Market under the symbol “RMGN”. The closing bid price for our common stock on April 22, 2015, was $1.45 per share, as reported on the Nasdaq Global Market.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves risks.  See “Risk Factors” on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  The selling stockholders are not making an offer of the Shares in any state where such offer is not permitted.

The date of this prospectus is                , 2015.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or make any representation concerning us, the selling stockholders or the Shares to be registered hereunder (other than as contained in this prospectus) and, if any such other information or representation is given or made, you should not rely on it as having been authorized by us or the selling stockholders.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or as otherwise set forth in this prospectus.

The selling stockholders named herein are offering the Shares only in jurisdictions where such offer is permitted.  The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States.  This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context otherwise requires, when we use the words the “Company,” “RMG Networks,” “we,” “us,” or “our Company” in this prospectus, we are referring to RMG Networks Holding Corporation, a Delaware corporation f/k/a SCG Financial Acquisition Corp., and its subsidiaries, including RMG Enterprise Holdings Corporation, f/k/a Symon Holdings Corporation (“Symon”) and RMG Networks Holdings, Inc., f/k/a Reach Media Group Holdings, Inc. (“RMG”), unless it is clear from the context or expressly stated that these references are only to RMG Networks Holding Corporation.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Shares offered by this prospectus.  This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement.  For further information pertaining to us and our common stock, including the Shares, you should refer to the registration statement and to its exhibits.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.rmgnetworks.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been sold by the selling stockholders as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on April 10, 2015; and

•

our Current Reports on Form 8-K filed on January 29, 2015, March 9, 2015, March 25, 2015, March 31, 2015 and April 1, 2015.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

RMG Networks Holdings Corporation

15301 Dallas Parkway

Suite 500

Addison, Texas 75001

Attn:  Investor Relations Department

(800) 827-9666

ii

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Such statements are usually identified by the use of words or phrases such as “believes,” “anticipates,” “expects,” “estimates,” “planned,” “outlook,” “could,” “intend,” and “goal” or the negative version of these words or comparable words, although not all forward-looking statements contain such identifying words. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties, and we urge you not to place undue reliance on any forward looking statements, which reflect management’s current expectations and assumptions about future events and are based on currently available information as to the timing and outcome of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described or incorporated by reference under the heading “Risk Factors.”

Each of the forward-looking statements included in or incorporated by reference into this prospectus speaks only as of the date on which that statement is made.  We expressly disclaim any obligation to update or revise any forward-looking statement, all of which are expressly qualified in their entirety by this cautionary statement, whether as a result of new information, future events or otherwise. Historical results are not necessarily indicative of the results expected for any future period.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•

our history of incurring significant net losses and limited operating history;

•

our need for additional financing;

•

the risk that we may not be able to enter into a definitive agreement with respect to, or to consummate, the proposed sale of our Airline Media Network business;

•

the competitive environment in the advertising markets in which we operate;

•

the risk that the anticipated benefits of any acquisitions that we may complete may not be fully realized;

•

the risk that any projections, including earnings, revenues, expenses, margins or any other financial items are not realized;

•

changing legislation and regulatory environments;

•

business development activities, including our ability to contract with, and retain, customers on attractive terms;

•

success in retaining or recruiting, or changes required in, our management and other key personnel;

•

the potential liquidity and trading of our securities;

•

the general volatility of the market price of our common stock;

•

risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and

•

general economic conditions.

iii

THE OFFERING

Issuer	RMG Networks Holding Corporation

Shares offered for resale by the selling stockholders	26,238,095 shares

Common Stock outstanding prior to this offering	11,882,042 shares(1)

Common Stock outstanding after this offering	36,882,041 shares(2)

Use of Proceeds

The selling stockholders will receive all of the proceeds from the sale of any Shares sold by it pursuant to this prospectus. We will not receive any proceeds from these sales. See “Use of Proceeds” in this prospectus.

Market for our Common Stock	Our shares of common stock are currently listed on the NASDAQ Global Market.

NASDAQ Ticker Symbol	“RMGN”

Risk Factors	Any investment in the Shares is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 6 of this prospectus.

(1)

Gives effect to the pending forfeiture and cancellation of 285,714 shares of common stock held by SCG Financial Holdings LLC (the “Sponsor”), which shares were subject to forfeiture if the last sales price of our common stock did not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of our initial business combination.

(2)

The number of shares of our common stock outstanding after this offering is calculated presuming that the Series A Convertible Preferred Stock is converted into shares of our common stock as described under “Our Company—Recent Developments” below.

OUR COMPANY

Overview

RMG Networks helps brands and organizations communicate more effectively using location-based video networks. Through our suite of products, including media services, proprietary software, software-embedded hardware, technical services and third-party displays, we are able to build, manage and monetize intelligent visual communication solutions for consumer-facing networks, corporate networks and advertising networks. We have thousands of customers globally, which include over 70% of the Fortune 100, and we are one of the largest integrated digital signage solution providers worldwide. We are headquartered in Dallas, Texas with offices in the United States, United Kingdom, Singapore and the U.A.E.

Our RMG Enterprise Solutions business unit builds enterprise communication networks that empower organizations to visualize critical business data to better run their business in contact center, supply chain, internal communications, hospitality, retail and other applications primarily in the financial services, telecommunications, manufacturing, healthcare, pharmaceutical, utility and transportation industries, and for federal, state and local governments. We differentiate ourselves through dynamic business data visualization delivering real-time intelligent visual content that enhances the ways in which organizations communicate with employees and customers. The solutions we provide are designed to integrate seamlessly with a customer’s IT infrastructure and data and security environments. Our solutions are comprised of a suite of products that include proprietary software, software-embedded hardware, maintenance and support services, content and creative services, installation services and third-party displays.

Our RMG Media Networks business unit connects brands with target audiences using video advertising networks. Through this network, we engage high value and elusive audience segments with relevant content and advertising delivered through digital place-based networks. These networks include the RMG Airline Network and the RMG Office Network. The RMG Airline Network is a U.S.-based network focused on selling advertising across airline digital media assets in executive clubs, on in-flight entertainment, or IFE, systems, on in-flight Wi-Fi portals and in private airport terminals. The network delivers to advertisers an audience of affluent travelers and business decision makers in a captive and distraction-free video environment. Based on information provided by our airline, airport, IFE and Wi-Fi partners, we estimate that the RMG Airline Network is comprised of approximately 90,000 IFE screens, nearly 3,000 aircraft, and over 120 airline and private terminal lounges and can reach an audience of approximately 40 million passengers per month. The RMG Office Network, which we believe is the United States’ largest in-office digital media network to engage audiences with sight, sound and motion, is located across the approximately 566 Regus, the global workplace provider, U.S. business centers including those located in large domestic business markets such as New York, Los Angeles, Chicago, Boston and San Francisco. On March 19, 2015, we announced that we have entered into a non-binding letter of intent to sell the RMG Airline Network to an unaffiliated third party. There can be no assurance that this sale will occur.

We power more than one million digital screens and end-points, and the diversity of products that we offer and our technical expertise provide our customers and partners with business data visualization solutions that differentiate us from our competitors. We are led by an experienced senior management team with a proven track record of building and successfully running and growing technology and services companies.

History

We were incorporated in Delaware on January 5, 2011 as a “blank check company” for the purpose of effecting a business combination with one or more businesses. On April 8, 2013, we consummated the acquisition of RMG, pursuant to a merger agreement, dated as of January 11, 2013, as amended, by and among us, SCG Financial Merger II Corp., RMG and Shareholder Representative Services LLC, as the Stockholder Representative. On April 19, 2013, we consummated the acquisition of Symon, pursuant to a merger agreement, dated as of March 1, 2013, by and among us, SCG Financial Merger III Corp., Symon and the securityholders’ representative named therein. As a result of the RMG and Symon acquisitions, RMG and Symon became our subsidiaries, and the business and assets of RMG, Symon and their subsidiaries are our only operations. Symon is considered to be our predecessor for accounting purposes.

Our subsidiaries have operations that span over 30 years. The principal subsidiary of our RMG Enterprise Solutions business unit has been in operation since 1980. The principal subsidiary of our RMG Media Networks business unit was founded in 2005 and began operations by developing a digital signage technology platform for ad serving and content distribution. It launched an initial media network in August 2006 and restructured in 2012 to focus on airline media because of its leading position in that market.

Recent Developments

On March 19, 2015, we announced a non-binding letter of intent to sell our Airline Media Network business for $5.5 million plus the assumption of certain liabilities to an unaffiliated third party. There can be no assurance that this sale will occur

On March 26, 2015, we issued and sold an aggregate of approximately 250,000 shares of newly-designated Series A convertible preferred stock (the “Series A Preferred Stock”) to certain accredited investors (collectively, the “Investors”), including certain of our executive officers and directors (or affiliated entities), at a price per share of $100.00, pursuant to a Purchase Agreement dated March 25, 2015 (the “Financing”). As part of the Financing, $15 million of the shares of Series A Preferred Stock were issued and sold to White Knight Capital Management LLC and Children’s Trust C/U the Donald R. Wilson 2009 GRAT #1 (together, the “Lenders”), which entities were the lenders under the Credit Agreement, dated April 19, 2013 (as subsequently amended, the “Senior Credit Agreement”), to which the Company and certain of its subsidiaries were party, in consideration for the satisfaction and discharge of all principal amounts owed to the Lenders under the Senior Credit Agreement on a dollar-for-dollar basis. In addition, simultaneously with the closing of the Financing, the Company paid all accrued interest and any other amounts due from the Company to the Lenders under the Senior Credit Agreement. As a result, all amounts due under the Senior Credit Agreement were paid in full and the Senior Credit Agreement was terminated.

The shares of Series A Preferred Stock have the rights and preferences set forth in the Certificate of Designation of Series A Convertible Preferred Stock filed by the Company on March 25, 2015 (the “Certificate of Designation”). Pursuant to the Certificate of Designation, each share of Series A Preferred Stock shall automatically convert into 100 shares of the Company’s common stock on such date on which the stockholders of the Company approve a proposal (the “Proposal”) to permit the issuance of shares of common stock upon the conversion of the Series A Preferred Stock (the “Stockholder Approval”). The conversion price will be subject to adjustment in the event of the issuance by the Company of other securities at a price per share of less than the conversion price of the Series A Preferred Stock, or to reflect stock dividends, stock splits and other recapitalizations affecting the Common Stock. Prior to the Stockholder Approval, the shares of Series A Preferred Stock shall not be convertible. If the Stockholder Approval has not been obtained, and the outstanding shares of Series A Preferred Stock have not converted into shares of Common Stock, by the 60th day following the Closing (or by the 75th  day following the Closing if the Securities and Exchange Commission (the “SEC”) comments on the preliminary proxy materials filed by the Company in connection with seeking the Stockholder Approval), then, commencing on the next business day holders of the Series A Preferred Stock will be entitled to cumulative quarterly dividends at a rate of 12% per annum calculated from the original issuance date, calculated based on a price of $100 per share (the “Stated Value”), in preference and priority to the holders of all other classes or series of the Company’s capital stock. Upon the Company’s liquidation prior to the conversion of the Series A Preferred Stock, each share of Series A Preferred Stock would participate on a pari passu basis with the holder of Common Stock (on an as-converted basis) in the net assets of the Company. Holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis, except that the Series A Preferred Stock shall have no voting rights with respect to the Proposal. In addition, prior to the conversion of the Series A Preferred Stock the consent of the holders of at least 66% of the Series A Preferred Stock then outstanding, voting together as a class, will be required for the Company to take certain actions, including authorizing an increased number of shares of Series A Preferred Stock or any class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock, adopting a plan for liquidation, entering into a Change of Control Transaction (as such term is defined in the Certificate of Designation), entering into certain transactions with affiliates, or incurring indebtedness for borrowed money in excess of $500,000 in the aggregate (other than indebtedness incurred under the Company’s existing factoring facility). From and after the first anniversary of the Closing, the Required Holders (as defined below) will have the right to elect to cause the Company to redeem, out of funds legally available therefor, all but not less than all of the then outstanding shares of Series A Preferred Stock, for a price per share equal to the Stated Value for such share, plus the amount of any accrued and unpaid dividends thereon. As used in the Certificate of Designation, the term “Required Holders” means each holder who, together with its affiliates, purchases at least $2.5 million of Series A Preferred Stock pursuant to the Purchase Agreement and the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to take all action necessary to call (1) a meeting of its stockholders (the “Stockholder Meeting”) to seek the Stockholder Approval, by no later than the 60th day after the Closing (or the 75th day after the Closing if the SEC comments on the preliminary proxy materials filed by the Company in connection with seeking the Stockholder Approval), and (2) if the Stockholder Approval is not obtained at the Stockholder Meeting, up to three additional meetings of stockholders to seek the Stockholder Approval. The Company also agreed that, subject to their fiduciary duties under applicable law, the non-interested members of the Board will recommend to the Company’s stockholders that they vote in favor of the Proposal, and take all commercially reasonable action to solicit the approval of the stockholders for the Proposal. The Company has also agreed, in addition to other covenants contained in the Purchase Agreement, not to issue any other shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, subject to certain exceptions, for a period of 90 days following the effective date (the “Effective Date”) of the first registration statement filed pursuant to the Registration Rights Agreement (as defined below).

In connection with the Financing, on March 25, 2015 the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors pursuant to which the Company has agreed to prepare and file with the SEC within 30 days following the closing of the Financing the registration statement of which this prospectus is a part, covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the “Registrable Securities”), and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act, as soon as practicable. If (1) the registration statement is not filed within 30 days after the closing, (2) the registration statement is not declared effective by the earlier of (A) five business days after the SEC shall have informed the Company that it will not review the registration statement or that it has no further comments on the registration statement or (B) within 90 days after the closing, (3) the registration statement ceases for any reason to be effective at any time before the Registrable Securities have not been resold for more than 20 consecutive days or a total of 45 days in any 12 month period, or (4) the Company fails to keep public information available or to otherwise comply with certain obligations such that the Investors are unable to resell the Registrable Securities pursuant to the provisions of Rule 144 promulgated under the Securities Act, then the Company shall be obligated to pay to each Investor an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the purchase price paid by such Investor for the Shares purchased under the Purchase Agreement per month until the applicable event giving rise to such payments is cured. The Company is obligated to file additional registration statements under certain circumstances, including if the Company is not able to include all of the Registrable Securities in the initial registration statement pursuant to the provisions of Rule 415 promulgated under the Securities Act, and to pay liquidated damages, equivalent to those applicable to the initial registration statement, if certain conditions applicable to any such additional registration statement are not satisfied.

In connection with the Financing, each of Gregory H. Sachs, 2012 DOOH Investments, LLC (“DOOH”), DRW Commodities, LLC and PAR Investment Partners, L.P., which collectively (together with certain affiliated entities) beneficially own, in the aggregate, approximately 45% of our outstanding common stock, entered into a support agreement pursuant to which each agreed to vote in favor of the Proposal. In addition, each of the Lenders entered into a lock-up agreement, pursuant to which each agreed, subject to certain exceptions and conditions, not to sell, offer, pledge or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days from the Effective Date.

RISK FACTORS

Any investment in the Shares is speculative and involves a high degree of risk. You should consider carefully the risk factors contained in our most recent Annual Report on Form 10-K, filed with the SEC and incorporated herein by reference. You should also carefully consider the information set forth under “Risk Factors” in any applicable prospectus supplement and in our filings with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to our most recent Current Reports on Form 8-K and Annual Report on Form 10-K incorporated by reference herein. You should also consider all other information contained in and incorporated by reference into this prospectus or any applicable prospectus supplement before making an investment decision. Additional risks and uncertainties that are currently unknown to us or that we currently consider to be immaterial may also adversely impair our business or adversely affect our financial condition or results of operations. If any of the events described in the risk factors incorporated by reference in this prospectus occurs, our business, financial condition or results of operations could be materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any Shares by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any Shares under this prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling stockholders in disposing of these shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the public resale of the Shares owned by the selling stockholders listed in the table below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them.  The selling stockholders, however, make no representation that the Shares will be offered for sale.  The table below presents information regarding the selling stockholders and the Shares that they may offer and sell from time to time under this prospectus.

The following table sets forth:

•

the number of Shares beneficially owned by the selling stockholders and their affiliates prior to the sale of the Shares covered by this prospectus;

•

the number of Shares that may be offered by the selling stockholders pursuant to this prospectus;

•

the number of Shares to be beneficially owned by the selling stockholders and their affiliates following the sale of any Shares covered by this prospectus; and

•

the percentage of our issued and outstanding common stock to be beneficially owned by the selling stockholders and their affiliates following the sale of all Shares covered by this prospectus, based on an assumed number of shares of common stock outstanding of 36,882,041 (based on 11,882,042 shares of our common stock outstanding as of April 15, 2015, giving effect to the pending forfeiture and cancellation of 285,714 shares of common stock held by the Sponsor, and the issuance of 24,999,999 shares of our common stock upon the conversion of the Series A Preferred Stock upon receipt of the Stockholder Approval (the “Conversion Shares”)).

All information with respect to common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders.  We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the table below, the selling stockholders and their affiliates listed in any footnote to the table below have sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling stockholders may sell some or all of the Shares included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling stockholders in the future. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.  We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the Shares owned beneficially by them and their affiliates listed in any footnote to the table below that are available for resale pursuant to this prospectus.  Unless otherwise indicated in the table below, Shares in the table below refer to outstanding shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of April 15, 2015, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. For purposes of the above table, shares of Common Stock issuable upon conversion of the Series A Preferred Stock are not included in shares beneficially owned prior to the offering, as such shares may not be issued unless stockholder approval of the Proposal is obtained.

Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After the Offering	Percent of Outstanding Common Stock Beneficially Owned After the Offering
Alan J. Swimmer(1)	5,700	250,000	5,700	*
Avishai Ron(2)	0	500,000	0	-
Bigger Capital Fund, LP(3)	0	400,000	0	-
Bachelier, LLC(4)	0	600,000	0	-
Bristol Investment Fund, Ltd.(5)	0	200,000	0	-
BTG Investments LLC(6)	0	115,000	0	-
Central Square Management LLC(7)	0	101,200	0	-
Central Square Capital LP(8)	0	98,800	0	-
FiveT Capital Holding AG(9)	0	1,750,000	0	-
Fidelity Management Trust Company For the Benefit of Gerald M. Sachs(10)	0	100,000	0	-
Hudson Bay Master Fund Ltd.(11)	0	500,000	0	-
Iroquois Master Fund, Ltd(12)	0	650,000	0	-
Iroqouis Capital Investment Group LLC(13)	0	100,000	0	-
Children’s Trust c/u the Donald R. Wilson GRAT #1(14)	0	8,666,666	0	-
2012 DOOH Investments LLC(15)	3,872,381	695,298	3,177,083	8.1%
Loren R. Buck(16)	99,666	30,000	99,666	*
Mark Mays(17)	0	30,000	0	*
Robert Michelson(18)	138,906	100,000	138,906	*
PAR Investment Partners, L.P.(19)	1,112,293	2,475,000	1,112,293	3.0%
White Knight Capital Management LLC(20)	0	7,333,333	0	-
The Gregory H. Sachs Revocable Trust Dt. April 24, 1998(21)	2,570,789	425,848	2,144,941	5.5%
2011 Sachs Family Trust(22)	516,950	116,950	400,000	1.1%
Vertex One Asset Management Inc. on behalf of the Vertex Value Fund(23)	0	1,000,000	-	-

*	Less than 1%.
(1)

Number of shares beneficially owned prior to the offering excludes 250,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus.

(2)

Number of shares beneficially owned prior to the offering excludes 500,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus.

(3)

Number of shares beneficially owned prior to the offering excludes 400,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Michael Bigger.

(4)

Number of shares beneficially owned prior to the offering excludes 600,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Michael Bigger.

(5)

Number of shares beneficially owned prior to the offering excludes 200,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Paul Kessler.

(6)

Number of shares beneficially owned prior to the offering excludes 115,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural persons with ultimate voting or investment control over the Shares held by the selling stockholder are Gordon J. Roth and Byron C. Roth..

(7)

Number of shares beneficially owned prior to the offering excludes 101,200 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Kelly Cardwell.

(8)

Number of shares beneficially owned prior to the offering excludes 98,800 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Kelly Cardwell.

(9)

Number of shares beneficially owned prior to the offering excludes 1,750,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus.

(10)

Number of shares beneficially owned prior to the offering excludes 100,000  Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Gerald M. Sachs.

(11)

Number of shares beneficially owned prior to the offering excludes 500,000  Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(12)

Number of shares beneficially owned prior to the offering excludes 650,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The selling stockholder is managed by Iroquois Capital Management, LLC. The natural persons with ultimate voting or investment control over the Shares held by the selling stockholder are Richard Abbe and Joshua Silverman.

(13)

Number of shares beneficially owned prior to the offering excludes 100,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The selling stockholder is managed by Iroquois Capital Management, LLC. The natural persons with ultimate voting or investment control over the Shares held by the selling stockholder are Richard Abbe and Joshua Silverman.

(14)

Number of shares beneficially owned prior to the offering excludes 8,666,666 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting and investment control over the Shares held by the selling stockholder is Jennifer Wilson, trustee.

(15)

DOOH Investment Manager LLC, an Illinois limited liability company ("DOOH Manager"), is the sole manager of the selling stockholder. Donald R. Wilson, Jr. is the sole manager of DOOH Manager and, accordingly, is the natural person with ultimate voting and investment control over the shares directly held by the selling stockholder. Number of shares beneficially owned prior to and after the offering (i) includes 2,533,333 shares issuable upon the exercise of warrants that are currently exercisable and (ii) excludes the 285,714 shares of common stock held by the Sponsor that are subject to pending forfeiture and cancellation, with respect to 142,857 of which shares the selling stockholder possesses voting discretion, and with respect to all of which shares DOOH Manager and Gregory H. Sachs share dispositive power.

(16)

Includes 66,666 shares which Mr. Buck has the right to acquire upon the exercise of options exercisable within 60 days of April 15, 2015. Number of shares beneficially owned prior to the offering excludes 30,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus.

(17)

Number of shares beneficially owned prior to the offering excludes 30,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus.

(18)

Number of shares beneficially owned prior to and after the offering consists of shares which Mr. Michelson has the right to acquire upon the exercise of options exercisable within 60 days of April 15, 2015. Number of shares beneficially owned prior to the offering excludes 100,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus.

(19)

All shares are held directly by PAR Investment Partners, L.P., a Delaware limited partnership (“PAR Investment Partners”).  The sole general partner of PAR Investment Partners is PAR Group, L.P., a Delaware limited partnership (“PAR Group”). The sole general partner of PAR Group is PAR Capital Management, Inc. , a Delaware corporation (“PAR Capital Management”).  PAR Capital Management has investment discretion and voting control over shares held by PAR Investment Partners. No stockholder, director, officer or employee of PAR Capital Management has beneficial ownership of any shares held by PAR Investment Partners. The shares held by PAR Investment Partners are part of a portfolio managed by Edward L. Shapiro.  As an employee of PAR Capital Management, Mr. Shapiro has the authority to make investment decisions with respect to the shares held by PAR Investment Partners. Number of shares beneficially owned prior to the offering excludes 2,475,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus.

(20)

Number of shares beneficially owned prior to the offering excludes 7,333,333 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Gregory H. Sachs.

(21)

Number of shares beneficially owned prior to and after the offering includes 2,133,333 shares issuable upon the exercise of warrants that are currently exercisable. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Gregory H. Sachs.

(22)

Number of shares beneficially owned prior to and after the offering includes 400,000 shares issuable upon the exercise of warrants that are currently exercisable. The natural person with ultimate voting or investment control over the Shares held by the selling stockholder is Gerald Sachs.

(23)

Number of shares beneficially owned prior to the offering excludes 1,000,000 Conversion Shares that will be issued to the selling stockholder if the Proposal is approved, which Conversion Shares constitute the Shares that may be offered by the selling stockholder pursuant to this prospectus. The selling stockholder is managed by Vertex one Asset Management Inc. The natural persons with ultimate voting or investment control over the Shares held by the selling stockholder are Matthew Wood, John Thiessen and Jeff McCord.

Material Relationships

The following selling stockholders are officers, employees or directors of the Company (or are affiliated with such persons): Alan J. Swimmer, director; Loren R. Buck, Chief Operating Officer; Robert Michelson, President, Chief Executive Officer and director; White Knight Capital Management LLC, The Gregory H. Sachs Revocable Trust Dt. April 24, 1998 and the 2011 Sachs Family Trust (each affiliated with Gregory H. Sachs, Executive Chairman); and Fidelity Management Trust Company For the Benefit of Gerald M. Sachs (affiliated with Gerald M. Sachs, the father of Gregory H. Sachs).

Gregory H. Sachs, our Executive Chairman, is the sole beneficiary of the Gregory H. Sachs Revocable Trust and the children of Mr. Sachs are the beneficiaries of the 2011 Sachs Family Trust (and Mr. Sachs’ father is the trustee of such Trust).  Donald R. Wilson, a significant stockholder of the Company, is the manager of DOOH Investment Management LLC, the manager of DOOH.

We entered into an Administrative Services Agreement, effective as of April 12, 2011, with Sachs Capital Group, LP, an affiliate of the Sponsor, for an estimated aggregate monthly fee of $7,500 for office space, secretarial, and administrative services, with up to an additional $7,500 for our other operating expenses incurred by the sponsor. This agreement expired upon the acquisition of RMG. During the term of the Agreement, the additional $7,500 per month was not paid to Sachs Capital Group LP, and the total amount paid to Sachs Capital Group LP was $179,032. The members of the Sponsor include the Gregory H. Sachs Revocable Trust Dtd. April 24, 1998, the 2011 Sachs Family Trust and DOOH.

The Sponsor is entitled to registration rights pursuant to a registration rights agreement. The Sponsor is entitled to demand registration rights and certain “piggy-back” registration rights with respect to its shares of our common stock, the Sponsor Warrants and the shares of our common stock underlying the Sponsor Warrants, commencing on the date such shares of common stock or Sponsor Warrants are eligible. We will bear the expenses incurred in connection with the filing of any such registration statements.

In January 2013, DRW Commodities, LLC (“Commodities”), an entity ultimately controlled by Donald R. Wilson, Jr., purchased 2,354,450 shares of our common stock pursuant to the terms and conditions of an equity commitment letter and an assignment agreement, and was issued an additional 120,000 shares of our common stock by us as consideration for such purchases.  In May 2013, Mr. Wilson assigned these 120,000 shares to us for cancellation.

In April 2013, we issued to each of DOOH and Mr. Sachs warrants exercisable for 533,333 shares of the Company’s common stock (the “Note Conversion Warrants”). The Note Conversion Warrants were issued upon the conversion by each of Mr. Wilson and Mr. Sachs of a Promissory Note originally issued by us to the Sponsor in the aggregate principal amount of $800,000, which Promissory Note was subsequently assigned by the Sponsor to DOOH and Mr. Sachs in the aggregate principal amount of $400,000 each. The conversion price of the Promissory Notes was $0.75 per Note Conversion Warrant.

In April 2013, we entered into a Common Stock Purchase Agreement with Commodities pursuant to which Commodities purchased 500,000 shares of the Company’s common stock, at a purchase price of $10 per share.

In April 2013, we issued 100,000 shares of our common stock to DOOH pursuant to the terms of a financing commitment entered into between us and the Donald R. Wilson, Jr. 2002 Trust (the “Trust”) on March 1, 2013, whereby the Trust provided a standby credit facility up to the aggregate amount of (i) our obligations under the Symon Merger Agreement (ii) all out-of-pocket fees, expenses, and other amounts payable by the Company under or in connection with the Symon Merger Agreement with Symon. Such amount was reduced by the aggregate amount of cash available to the Company as of the closing date of the Symon Merger from cash on hand, cash from the sale of shares in the IPO, and net cash proceeds from any alternative debt financing. The fixed rate of interest for the first twelve months was 15% per annum, 5% of which was to be payment-in-kind and added each month to the principal balance. This commitment was not used by us.

On August 14, 2013, we entered into a management services agreement (the “Services Agreement”) with DOOH, which together with certain of its affiliates is a significant stockholder of ours. Pursuant to the Services Agreement, DOOH will provide management consulting services to us and our subsidiaries with respect to financing, acquisitions, sourcing, diligence and strategic planning, as requested by our Executive Chairman. In consideration for such services, on or about August 14, 2013, we issued to DOOH 120,000 shares of our common stock, pursuant to an equity grant under our 2013 Equity Incentive Plan, and we will pay to DOOH an annual management fee in the amount of $50,000. The Services Agreement has a term of two years, subject to early termination upon a sale of the Company or at any time in our discretion, upon 60 days’ written notice to DOOH.

On July 15, 2014, we entered into a Third Amendment (the “Third Amendment”) to the Senior Credit Agreement which, among other things, increased the principal amount of the term loan thereunder from $8 million to $12 million. In connection with, and prior to the execution of, the Third Amendment, the Senior Lenders under the Senior Credit Agreement sold and assigned their interests in the Senior Credit Agreement to a new lender group that consisted of (i) White Knight Capital Management LLC, an entity affiliated with Gregory H. Sachs, the Company’s Executive Chairman, and (ii) Children’s Trust C/U the Donald R. Wilson GRAT #1, an entity related to Mr. Wilson. In addition, Comvest Capital II, L.P. resigned from its position as administrative agent under the Senior Credit Agreement, and an affiliate of DOOH was appointed administrative agent. On November 13, 2014, we entered into a Fourth Amendment to the Senior Credit Agreement, which increased the principal amount of the term loan thereunder from $12 million to $14 million. On January 26, 2015, we entered into a Fifth Amendment to the Senior Credit Agreement, which increased the principal amount of the term loan thereunder from $14 million to up to $16.2 million, and provided that upon receipt by the Borrowers of any payment of a specified purchase order from a customer in the amount of approximately $2.5 million, the Borrowers would, at the option of the Administrative Agent, be required to prepay a portion of the outstanding principal amount of the Term Loan in an amount equal to 85% of the amount received by Borrowers on account of such purchase order.

In March 2015, we consummated the Financing and entered into a Registration Rights Agreement with each of the selling stockholders, as described under “Our Company—Recent Developments” on page 2 above.

BTG Investments LLC is an affiliate of Roth Capital Partners, LLC, which served as the placement agent for the Financing.

Resales

The selling stockholders and intermediaries through whom Shares are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the Shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment.  Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment.  If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from the selling stockholders named in this prospectus after the effective date of this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain material provisions of our common stock and preferred stock does not purport to be complete. You should refer to our certificate of incorporation, as amended, and our amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

General

Our certificate of authorization authorizes the issuance of up to 250,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of April 15, 2015, we had 11,882,042 shares of common stock outstanding (giving effect to the pending forfeiture and cancellation of 285,714 shares of common stock held by the Sponsor ) and outstanding warrants to acquire 9,648,719 shares of common stock at an exercise price of $11.50 per share that are currently exercisable provided that there is an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

In connection with the Financing, we issued and sold an aggregate of 250,000 shares of newly-designated Series A Preferred Stock to certain accredited Investors, including certain of our executive officers and directors (or affiliated entities), at a price per share of $100.00, pursuant to a Purchase Agreement dated March 25, 2015.

Common Stock

Stockholders of record are entitled to one vote for each share of common stock held on all matters to be voted on. Stockholders are entitled to receive ratable dividends when, as and if declared, by the Company’s Board of Directors out of funds legally available. In the event of a liquidation, dissolution, or winding up of the Company, stockholders are entitled to share ratably in all assets remaining available for distribution after payment of all liabilities of the Company, and after all provisions are made for each class of stock, if any, having preference over the common stock. Common stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Company’s common stock.

Preferred Stock

The shares of Series A Preferred Stock have the rights and preferences set forth in the Certificate of Designation of Series A Convertible Preferred Stock filed by the Company on March 25, 2015.

Conversion. Pursuant to the Certificate of Designation, each share of Series A Preferred Stock shall automatically convert into 100 shares of the Company’s common stock on such date on which the stockholders of the Company approve the Proposal to permit the issuance of shares of common stock upon the conversion of the Series A Preferred Stock. The conversion price will be subject to adjustment in the event of the issuance by the Company of other securities at a price per share of less than the conversion price of the Series A Preferred Stock, or to reflect stock dividends, stock splits and other recapitalizations affecting the Common Stock. The Company has agreed to take all action necessary to call (1) a Stockholder Meeting to seek the Stockholder Approval, by no later than the 60th day after the Closing (or the 75th day after the Closing if the SEC comments on the preliminary proxy materials filed by the Company in connection with seeking the Stockholder Approval), and (2) if the Stockholder Approval is not obtained at the Stockholder Meeting, up to three additional meetings of stockholders to seek the Stockholder Approval. The Company also agreed that, subject to their fiduciary duties under applicable law, the non-interested members of the Board will recommend to the Company’s stockholders that they vote in favor of the Proposal, and take all commercially reasonable action to solicit the approval of the stockholders for the Proposal. The Company has also agreed, in addition to other covenants contained in the Purchase Agreement, not to issue any other shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, subject to certain exceptions, for a period of 90 days following the Effective Date of the first registration statement filed pursuant to the Registration Rights Agreement.

Dividends. If the Stockholder Approval has not been obtained, and the outstanding shares of Series A Preferred Stock have not converted into shares of Common Stock, by the 60th day following the Closing (or by the 75th day following the Closing if the SEC comments on the preliminary proxy materials filed by the Company in connection with seeking the Stockholder Approval), then commencing on the next business day holders of the Series A Preferred Stock will be entitled to cumulative quarterly dividends at a rate of 12% per annum calculated from the original issuance date, calculated based on a price of $100 per share (the “Stated Value”), in preference and priority to the holders of all other classes or series of the Company’s capital stock.

Voting. Holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis, except that the Series A Preferred Stock shall have no voting rights with respect to the Proposal. In addition, prior to the conversion of the Series A Preferred Stock the consent of the holders of at least 66% of the Series A Preferred Stock then outstanding, voting together as a class, will be required for the Company to take certain actions, including authorizing an increased number of shares of Series A Preferred Stock or any class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock, adopting a plan for liquidation, entering into a Change of Control Transaction (as such term is defined in the Certificate of Designation), entering into certain transactions with affiliates, or incurring indebtedness for borrowed money in excess of $500,000 in the aggregate (other than indebtedness incurred under the Company’s existing factoring facility).

Redemption. From and after the first anniversary of the Closing, the Required Holders (as defined below) will have the right to elect to cause the Company to redeem, out of funds legally available therefore, all but not less than all of the then outstanding shares of Series A Preferred Stock, for a price per share equal to the Stated Value for such share, plus the amount of any accrued and unpaid dividends thereon. As used in the Certificate of Designation, the term “Required Holders” means each holder who, together with its affiliates, purchases at least $2.5 million of Series A Preferred Stock pursuant to the Purchase Agreement and the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

Registration Rights

On March 25, 2015 the Company entered into a Registration Rights with the Investors pursuant to which the Company has agreed to prepare and file with the SEC within 30 days following the closing of the Financing a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act, as soon as practicable. If (1) the registration statement is not filed within 30 days after the closing, (2) the registration statement is not declared effective by the earlier of (A) five business days after the SEC shall have informed the Company that it will not review the registration statement or that it has no further comments on the registration statement or (B) within 90 days after the closing, (3) the registration statement ceases for any reason to be effective at any time before the Registrable Securities have not been resold for more than 20 consecutive days or a total of 45 days in any 12 month period, or (4) the Company fails to keep public information available or to otherwise comply with certain obligations such that the Investors are unable to resell the Registrable Securities pursuant to the provisions of Rule 144 promulgated under the Securities Act, then the Company shall be obligated to pay to each Investor an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the purchase price paid by such Investor for the Shares purchased under the Purchase Agreement per month until the applicable event giving rise to such payments is cured. The Company is obligated to file additional registration statements under certain circumstances, including if the Company is not able to include all of the Registrable Securities in the initial registration statement pursuant to the provisions of Rule 415 promulgated under the Securities Act, and to pay liquidated damages, equivalent to those applicable to the initial registration statement, if certain conditions applicable to any such additional registration statement are not satisfied.

This registration statement is being filed to satisfy our obligations under the Registration Rights Agreement.

Certificate of Incorporation By-laws Anti-Takeover Provisions

Our certificate of incorporation, as amended and our bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include those that:

•

authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series without a stockholder vote;

•

 limit stockholders’ ability to call special meetings;

•

establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

•

and provide for staggered terms for our directors.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Delaware Law Anti-Takeover Provision

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•

a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•

an affiliate of an interested stockholder; or

•

an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•

the board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

Greenberg Traurig, LLP will pass upon the validity of the Shares covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of the Company incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm as set forth in their report thereon. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

26,238,095 Shares

Common Stock

PROSPECTUS

, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the resale of the Shares being registered hereby.  All amounts are estimated except the SEC registration fee.

SEC registration fee	$4,147
Accounting fees and expenses	5,000
Legal fees and expenses	25,000
Miscellaneous	5,000
Total	$39,147

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our restated certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.  Exhibits.

Exhibit No.	Description
4.1	Form of Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed on March 25, 2015)
5.1	Opinion of Greenberg Traurig, LLP**
10.1	Purchase Agreement, dated March 25, 2015, among the Company and the Investors (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed on March 25, 2015)
10.2	Registration Rights Agreement, dated March 25, 2015, among the Company and the Investors (incorporated by reference to Exhibit 3.1 of Current Report on Form 8-K filed on March 25, 2015)
23.1*	Consent of Baker Tilly Virchow Krause, LLP*
23.5*	Consent of Greenberg Traurig, LLP (to be contained in Exhibit 5.1 herein)**

*     Filed herewith.

**  To be filed by amendment.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on April 23, 2015.

RMG NETWORKS HOLDING CORPORATION

By:	/s/ Robert Michelson
Robert Michelson Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory H. Sachs	Executive Chairman	April 23, 2015
Gregory H. Sachs

/s/ Robert Michelson	Chief Executive Officer and Director	April 23, 2015
Robert Michelson	(Principal Executive Officer)

/s/ Kenneth Cichocki	Interim Chief Financial Officer	April 23, 2015
Kenneth Cichocki	(Principal Financial Officer)

/s/ Richard Bollar	Interim Chief Accounting Officer	April 23, 2015
Richard Bollar	(Principal Accounting Officer)

/s/ Marvin Shrear	Director	April 23, 2015
Marvin Shrear

/s/ Jonathan Trutter	Director	April 23, 2015
Jonathan Trutter

/s/ Alan Swimmer	Director	April 23, 2015
Alan Swimmer

/s/ Jeffrey Hayzlett	Director	April 23, 2015
Jeffrey Hayzlett

II-4